Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (hereafter “Amendment”) is made by and between Winland Electronics, Inc. (hereafter “Winland”), and Glen Kermes (hereafter “Kermes”).
     WHEREAS, Winland and Kermes are parties to an existing Employment Agreement dated January 23, 2007 (hereafter “Employment Agreement”); and
     WHEREAS, Winland and Kermes desire to amend certain provisions of the Employment Agreement.
     NOW, THEREFORE, the parties agree that effective as of December 31, 2007, the following amendments shall be made a part of the Employment Agreement:
     1. Section 5.1 of the Employment Agreement is amended by deleting the current Section 5.1 in its entirety and replacing it with the following:
     5.1) Restriction Against Competition. Employee acknowledges that he is employed in a position of trust and confidence and has had and will continue to have access to and become familiar with the unique methods, services and procedures used by the Corporation and that, as part of Employee’s duties, he has developed and will continue to develop and maintain close working relationships with vendors, customers and employees of the Corporation and its subsidiaries. Employee further acknowledges that the Corporation and its subsidiaries, over the years, through goodwill, advertising, honest business methods and aggressive promotion, have built a lucrative business and obtained loyal vendors and customers. Employee further acknowledges that disclosure or use of any of the Corporation’s Confidential Information relating to the operation of the business of the Corporation or its subsidiaries (as defined in Section 5.1(E) of this Agreement) could have a serious detrimental effect upon the Corporation, the monetary loss from which would be difficult, if not impossible, to measure. In consequence of the foregoing, and in consideration for the Corporation’s agreement to provide severance rights and benefits to Employee as set forth in Article 4 of this Agreement and the Change of Control rights and benefits to Employee as set forth in Article 6 of this Agreement, which Employee acknowledges and agrees are rights and benefits to which he is otherwise not entitled, Employee agrees as follows:
     A. Noncompetition. During Employee’s employment and for a period of one (1) year after termination of Employee’s employment, regardless of the reason for and timing of the termination, Employee agrees as follows:
     1. Not to directly or indirectly engage in, own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, perform services for, contract with or be connected with as a director, officer, principal, shareholder, member, agent, consultant, salesperson or otherwise, any person, corporation, partnership or other entity that produces or markets any product or service competitive with the Corporation’s environmental controls and sensors business, or conspire with others to do so;

     2. Not to directly or indirectly engage in, own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, perform services for, contract with or be connected with as a director, officer, principal, shareholder, member, agent, consultant, salesperson or otherwise, any person, corporation, partnership or other entity that produces or markets any product or service competitive with the Corporation’s electronic manufacturing services (“EMS”) business, or conspire with others to do so, in any state where the Corporation markets its EMS business or, as of Employee’s termination date, has articulable plans to actively do so.
     B. Exceptions to Noncompetition. The restrictions contained in Section 5.1(A) will
     1. Not prevent Employee from the following:
     a. Owning up to three percent (3%) of a publicly held company that competes with the Corporation and/or its subsidiaries, so long as Employee does not otherwise violate the terms of this Article 5; or
     b. Accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Corporation on the following conditions: Prior to accepting such employment, Employee provides the Corporation written assurance that he will not provide any of the Corporation’s trade secrets or other Confidential Information to the new employer, will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Corporation, and that he will not violate any of the terms of Article 5 of this Agreement; or
     2. Have no force or effect if the circumstances of Employee’s termination of employment trigger the Corporation’s obligation to pay severance pursuant to Section 4.4 or Change of Control Termination amounts pursuant to Article 6 herein and the Corporation is unable to pay the amount due to Employee as a result of the Corporation’s liquidation or insolvency.
     C. Nonsolicitation of Customers. Employee agrees he will not, during his employment and for a one-year period immediately following termination of his employment hereunder, regardless of the reason for and timing of the termination, attempt to divert any business of the Corporation or its subsidiaries by soliciting, contacting, or communicating with any customers of the Corporation or its subsidiaries with whom Employee, or employees under his supervision, had contacts during the year preceding termination of his employment or any persons or entities who might reasonably be considered within the class of customers actively solicited by the Corporation or its subsidiaries.

     D. Nonsolicitation of Employees and Contractors. Employee agrees he will not, during his employment and for a one-year period immediately following termination of his employment, regardless of the reason for and timing of the termination, solicit any then-current employee or contractor of the Corporation or its subsidiaries for the purpose of hiring or attempting to hire such employee or contractor, nor will Employee in any manner attempt to persuade or encourage any of the then-current employees or contractors of the Corporation or its subsidiaries to discontinue their employment or contractual engagement with the Corporation or its subsidiaries.
     E. Confidential Information. Employee will not, during or after the term of this Agreement, directly or indirectly, use or disclose any of the Corporation’s Confidential Information relating to the operation of the business of the Corporation or its subsidiaries to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever except the furtherance of the interests of the Corporation or its subsidiaries. For purposes of this Agreement, “Confidential Information” includes but is not limited to the following:
Information not generally known and which is proprietary to the Corporation including, without limitation, use of or customization to computer application programs; financial, management, or customer data that is provided, or to which access is provided, in the course of employment by the Corporation; data or conclusions or opinions formed by Employee in the course of employment; policies and procedures; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of the Corporation or a customer of the Corporation; specifications for products or services of the Corporation; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; vendor names or other information; employee names or other information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; notes, memoranda, notebooks, and all other records or documents that are handled, seen, or used by Employee in the course of employment; information not likely to be available to the general public without the expenditure of time or expense; and any other information designated as such by the Corporation in its sole discretion as confidential. “Confidential Information” does not include (i) information which is in the public domain, (ii) information which, through no fault of Employee, hereafter comes into the public domain, or (iii) information disclosed to Employee by third parties who do not violate duties to the Corporation in disclosing that information.
     2. Section 6.1 of the Employment Agreement is amended by deleting the current Section 6.1 in its entirety and replacing it with the following:
     6.1) Change of Control Right and Payment. In consideration for Employee entering into the noncompetition, nonsolicitation, confidentiality, and other obligations set forth in Article 5, the following Change of Control rights and benefits will apply during the term of Employee’s employment with Corporation:

     A. For a period of one (1) year following a Change of Control, as defined in Section 6.2., Employee shall have the right, within Employee’s sole discretion, to terminate employment with the Corporation for a “Change of Control Good Reason” as defined in Section 6.2. Such termination shall be accomplished by Employee giving ninety (90) days’ written notice to the Corporation of Employee’s decision to terminate.
     B. In the event of a Change of Control Termination, as defined in Section 6.2., then, in lieu of any severance benefits payable under Section 4.4 and without further action by the Board of Directors, the Corporation shall pay to Employee an amount equal to Employee’s compensation (including any (a) base salary, and (b) annual bonuses, but excluding non-cash fringe benefits such as insurance and perquisites) for the one completed fiscal years preceding such termination, which amount shall be paid by the Corporation in 12 equal monthly installments beginning on the first day of the calendar month following the calendar month in which such Change of Control Termination occurs with the remaining payments made on the first day of each of the succeeding 11 months. Notwithstanding the foregoing, in no event shall Employee receive any Change of Control Action, as defined below, which would constitute a “parachute payment” for purposes of Code Section 280G, or any successor provision, and the regulations thereunder. In the event any Change of Control Actions would constitute a “parachute payment,” Employee shall have the right to designate those Change of Control Actions which would be reduced or eliminated so that Employee will not receive a “parachute payment.” For purposes of this Section 6.1, a “Change of Control Action” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Employee under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Corporation’s salary, bonus, incentive, restricted stock, stock option, compensation or benefit plans, programs or other arrangements, and shall include any benefits payable under this Agreement.
     C. Interest. In the event the Corporation does not make timely payment of the Change of Control Termination amounts described in Section 6.1, Employee shall be entitled to receive interest on any unpaid amount at the prime rate of interest (or such comparable index as may be adopted) published from time to time by the Wall Street Journal.
     D. Attorneys’ Fees. In the event Employee prevails in an action against the Corporation to enforce or defend his rights under Article 6 of this Agreement, or to recover damages for breach thereof, Employee shall be entitled to recover from the Corporation any reasonable expenses for attorneys’ fees and disbursements incurred.

     3. Section 1 of Exhibit A of the Employment Agreement is amended by deleting the current Section 1 of Exhibit A in its entirety and replacing it with the following:
     1. Base Salary. For each fiscal year of the Corporation during Employee’s employment, the Corporation shall pay Employee an annual base salary (“Base Salary”) in the amount determined by the Compensation Committee of the Corporation’s Board of Directors, provided that such amount shall not be less than the Base Salary for the immediately preceding fiscal year without the consent of Employee unless such reduction is implemented as part of a broad-based employee cost reduction initiative. For the fiscal year from January 1, 2008 through December 31, 2008, Employee’s annual Base Salary shall be $150,000, payable in accordance with the Corporation’s usual payroll schedule.
     This Amendment shall be attached to and be a part of the Employment Agreement between Winland and Kermes.
     Except as set forth herein, the Employment Agreement shall remain in full force without modification.

WINLAND ELECTRONICS, INC.

By

Date	Its President and Interim CEO

EMPLOYEE

Date	Glenn Kermes